                                                                    EXHIBIT 11.1

                                  PROXIM, INC.

                 COMPUTATION OF NET INCOME (LOSS) PER SHARE(1)
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                              THREE MONTHS ENDED
                                          YEAR ENDED DECEMBER 31,        -----------------------------
                                        ----------------------------      MARCH 31,        MARCH 31,
                                         1993       1994       1995          1995             1996
                                        ------     ------     ------     ------------     ------------
Net income (loss).....................  $  (99)    $  745     $2,846        $   18           $  912
                                        ======     ======     ======        ======
Weighted average shares outstanding:
  Common Stock........................   1,767      6,922      7,150         7,051            7,328
  Convertible Preferred Stock.........   2,736         --         --            --               --
  Convertible Preferred Stock issued
     subsequent to September 30,
     1992(2)..........................     403         --         --            --               --
  Common Stock issuable upon exercise
     of options and warrants(2).......     759        816      1,022           682              940
                                        ------     ------     ------        ------
Weighted average common shares and
  equivalents.........................   5,665      7,738      8,172         7,733            8,268
                                        ======     ======     ======        ======
Net income (loss) per share...........  $(0.02)    $ 0.10     $ 0.35        $ 0.00           $ 0.11
                                        ======     ======     ======        ======

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(1) This Exhibit should be read with Note 2 of Notes to Financial Statements.

(2) Stock options and warrants granted (using the treasury stock method and the initial public offering price) and Convertible Preferred Stock issued between October 1, 1992 and December 22, 1993 (using the if converted method) have been included in the calculation of common and common equivalent shares as if they were outstanding for all periods presented through the effectiveness of the Company's initial public offering in December 1993.